Exhibit 99.1

Contact: Gary Jacobs, CFO                  Jeremy Fielding/Sarah Zitter Milstein
         The Hain Celestial Group, Inc.    Kekst and Company
         516-237-6200                      212-521-4800


FOR IMMEDIATE RELEASE


                 THE HAIN CELESTIAL GROUP REPORTS FOURTH QUARTER
                             AND FISCAL 2000 RESULTS


Fourth Quarter Financial Highlights:

     o Strong Growth in Rocket Brands Reflects Continued Increase in Popularity of Natural and Organic Foods

     o Results for quarter reflect the one-time impact of charges, costs, and other items associated with Hain Celestial Seasonings merger

     o Subsequent repositioning of Celestial Seasonings to focus on brand strength, and changes to business operations, expected to contribute to Hain Celestial's performance in fiscal 2001

     UNIONDALE, NY, September 19, 2000 - Reflecting the one-time impact of charges, costs, and other items stemming from its merger and totaling approximately $45.0 million, The Hain Celestial Group (Nasdaq: HAIN-news), the leading natural and organic food company, today announced a net loss of $17.1 million, or $0.61 per share, and net sales of $403.5 million for fiscal year ended June 30, 2000. For the fourth quarter, the Company reported a net loss of $29.3 million, or $0.99 per share, and net sales of $87 million.

     Irwin D. Simon, Chairman, President and Chief Executive Officer of The Hain Celestial Group said, "In the fourth quarter, Hain brands were up 23%, with the major contribution coming from its rocket brands of Westsoy, Terra Chips, Health Valley, and Earth's Best. Without the merger-related costs and items that reflect the impact of the merger on our operations, in our judgment, earnings per share for the fourth quarter would have totaled $0.18."

     Mr. Simon continued, "Our priority this quarter has been ensuring the effective integration and consolidation of businesses and operations following the acquisition of Celestial Seasonings, so that we are well-positioned to capitalize on the growth of our brands in fiscal 2001 and beyond. In the fourth quarter, we made significant progress in this process by


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streamlining certain operations, implementing effective sales, marketing and other operational processes, and refocusing Celestial's brands around tea. We are also making accommodations for non-core businesses in anticipation of changes in marketing and support for some Celestial Seasonings products that do not fit within our overall strategy."

     Mr. Simon also stated that by taking these steps for the future of the combined Hain Celestial Group, certain fourth-quarter costs and charges became necessary, but that the Company is confident it will be able to capitalize on its strong brands in fiscal 2001 and beyond, and achieve higher sales through better distribution channels, while increasing margins as a result of an overhauled pricing strategy. In addition, the Company believes that the Celestial Seasonings brand is poised over the next year to begin realizing its full potential.


FOURTH QUARTER RESULTS


     One-time charges and costs incurred in the fourth quarter totaling $25.3 million, related to: merger-related costs resulting from the acquisition of Celestial Seasonings; the streamlining and restructuring of certain non-core businesses; the consolidation of certain warehouses within the Hain Celestial distribution network; and the write-down from the impairment of certain long-lived assets. Additional write-offs during the period were associated with the September 1999 changes in Celestial's supplement business and reserves related to the current supplement business.

     The Company was further impacted by approximately $19.5 million related to the previously-announced process to clear distribution channels, higher trade promotional expenses over expected amounts as a result of the merger, lower gross profit margins due to sales mix, excess warehouse costs, and fuel surcharges. The Company's focus on the post-merger integration process also led to lower-than-expected revenues from Hain's non-core brands.

     In the fourth quarter, the Company also recorded an extraordinary charge of $1.9 million, (net of tax benefit of $1.2 million) related to the early extinguishment of its existing term loan and the write-off of the related debt financing costs. The Company's effective tax rate for the quarter was 20.5%, as certain costs of the merger and restructuring are non-deductible for income tax purposes.

     In the fourth quarter, Hain Celestial's rocket brands experienced significant growth in sales, as consumer demand for natural and organic foods continued to increase rapidly. Compared with the fourth quarter of 1999, Hain Celestial's Westsoy products increased by 58%; the Terra brand grew by 45%, Earth's Best baby foods experienced an increase in the natural channel of 37% and Health Valley saw growth in the second half of fiscal 2000 for the


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first time in many years. Hain Celestial also introduced innovative products to focus on the range of teas under the Celestial Seasonings brand, including new functional black teas, and iced teas, as well as enhanced sales, distribution and marketing strategies for the Celestial Seasonings brand.

     Hain Celestial's balance sheet improved significantly in the fourth quarter, with working capital totaling approximately $90 million, cash on hand of $38 million, a current ratio of 2.7:1; debt to equity at 2%; and total equity of $352 million.

     "These successes are indicative of our strategy for growth that was recently recognized by Fortune Magazine, which ranked The Hain Celestial Group number 15 on its prestigious list of the 100 Fastest Growing Companies," commented Mr. Simon.

FISCAL 2000 HIGHLIGHTS


     In fiscal 2000, the Company signed a strategic partnership with the H.J. Heinz Company, under which Heinz purchased 19.5% of the Company's outstanding common stock.

     In addition, on May 30, Hain completed its acquisition of Celestial Seasonings, accounted for as a pooling-of-interest, giving the combined Hain Celestial Group a position of market leadership in 13 of the top 15 categories of natural and organic foods.

     Hain Celestial continued its record of innovative products and marketing in fiscal 2000, introducing functional black teas in the Celestial Seasonings brands, Health Valley Soy O's and Soy Flakes cereals, refrigerated Soy Milk and Singles in the Westsoy brand, extensions to Terra Chip's successful "Blue" and "Red Bliss" lines, and an agreement with Liberty Richter to outsource the marketing and distribution of Hain's medically-focused and weight management food brands.

About The Hain Celestial Group


     The Hain Celestial Group, headquartered in Uniondale, NY, is a natural, specialty and snack food company. The Company is a leader in 13 of the top 15 natural food categories, with such well-known natural food brands as Celestial Seasonings (R) teas, Hain Pure Foods(R), Westbrae(R), Westsoy(R), Arrowhead Mills(R), Health Valley(R), Breadshop's(R), Casbah(R), Garden of Eatin(R), Terra Chips(R), DeBoles(R), Earth's Best(R), and Nile Spice. The Company's principal specialty product lines include Hollywood(R) cooking oils, Estee(R) sugar-free products, Weight Watchers(R) dry and refrigerated products, Kineret(R) kosher foods, Boston Better Snacks(R), and Alba Foods(R). The Hain Celestial Group's website can be found at http://www.hain-celestial.com.


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     Statements made in this Press Release that are estimates of past or future performance are based on a number of factors, some of which are outside of the Company's control. Statements made in this Press Release that state the intentions, beliefs, expectations or predictions of The Hain Celestial Group and its management for the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in filings of The Hain Celestial Group with the U.S. Securities and Exchange Commission. Copies of these filings may be obtained by contacting The Hain Celestial Group or the SEC.

     Hain Celestial management will host a conference call to discuss its fourth quarter and year-end results at 8:30 a.m. EST on September 19, 2000. The call may be accessed on the Internet at http://www.vcall.com (enter ticker symbol:
HAIN).



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                         THE HAIN CELESTIAL GROUP, INC.
                           Consolidated Balance Sheets
                                 (In thousands)



                                                                           June 30,
                                                              ------------------------------------
                                                                    2000                1999
                                                              ---------------    -----------------
ASSETS
Current assets:
   Cash and cash equivalents                                       $38,308            $1,147
   Trade receivables, net                                           36,120            41,163
   Inventories                                                      48,139            39,929
   Recoverable income taxes                                          7,982             3,461
   Deferred income taxes                                             8,724               911
   Other current assets                                              3,611             7,533
                                                              ---------------    -----------------
   Total current assets                                            142,884            94,144

Property, plant and equipment, net                                  39,340            41,487
Goodwill and other intangible assets, net                          228,477           211,066
Deferred income taxes                                                   --             1,175
Other assets                                                         5,316            10,746
Deferred financing costs, net                                           --             4,051
                                                              ---------------    -----------------
   Total assets                                                   $416,017          $362,669
                                                              ===============    =================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                           $43,039           $45,558
   Accrued merger related charges                                    9,414                --
   Current portion of long-term debt                                   681            10,817
                                                              ---------------    -----------------
       Total current liabilities                                    53,134            56,375

Deferred income taxes and other liabilities                          5,537               667
Long-term debt, less current portion                                 5,622           141,138
                                                              ---------------    -----------------
   Total liabilities                                                64,293           198,180

Stockholders' equity:
   Common stock                                                        321               247
   Additional paid-in capital                                      326,641           126,316
   Retained earnings                                                25,037            38,201
   Treasury stock                                                     (275)             (275)
                                                              ---------------    -----------------
     Total stockholders' equity                                    351,724           164,489
                                                              ---------------    -----------------

   Total liabilities and stockholders' equity                     $416,017          $362,669
                                                              ===============    =================

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                       THE HAIN CELESTIAL FOOD GROUP, INC.
                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)



                                                          Three Months Ended June 30         Fiscal Year Ended June 30,
                                                         -----------------------------     ------------------------------
                                                             2000             1999              2000             1999
                                                         ------------   --------------     -------------    -------------
                                                                  (Unaudited)
Net sales                                                  $87,012           $81,775         $403,543          $315,820
Cost of Sales                                               55,034            42,677          227,417           169,141
                                                         ------------   --------------     -------------    -------------
Gross profit                                                31,978            39,098          176,126           146,679

SG&A expenses                                               41,378            27,651          148,133           111,802
Merger costs                                                15,633                --           15,633                --

Restructuring and other non-recurring charges                3,733                --            4,933             1,200
Impairment of Long lived assets                              3,468                --            3,468                --
Amortization of goodwill and other intangible assets         1,345             1,313            6,346             4,787
                                                         ------------   --------------     -------------    -------------

Operating income (loss)                                    (33,579)           10,134           (2,387)           28,890

Other Income                                                   213                --            1,585                --
Interest and financing costs                                (1,017)           (2,083)          (6,701)           (6,442)
                                                         ------------   --------------     -------------    -------------
Income (loss) before income taxes, extraordinary
   item and cumulative change in accounting principle      (34,383)            8,051           (7,503)           22,448
Income taxes (benefit)/provision                            (7,054)            3,331            3,900             8,931
                                                         ------------   --------------     -------------    -------------
Income (loss) before extraordinary item and
   cumulative change in accounting principle               (27,329)            4,720          (11,403)           13,517
Extraordinary item - loss from early extinguishment
   of debt, net of income tax benefit of $1,182             (1,940)               --           (1,940)               --

Cumulative change in accounting principle, net of
   income tax benefit of $2,547                                 --                --           (3,754)               --
                                                         ------------   --------------     -------------    -------------
Net income (loss)                                         $(29,269)           $4,720         $(17,097)          $13,517
                                                         ============   ==============     =============    =============
Basic per share amounts:
   Income (loss) before extraordinary item and
   cumulative change in accounting principle                 $(0.93)            $0.19           $(0.41)            $0.56
Extraordinary item                                            (0.06)            --               (0.07)            --
Cumulative change in accounting principle                     --                --               (0.13)            --
                                                         ------------   --------------     -------------    -------------
Net income (loss)                                            $(0.99)            $0.19           $(0.61)            $0.56
                                                         ============   ==============     =============    =============



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Diluted per share amounts:
   Income (loss) from before extraordinary item and
   cumulative change in accounting principle                   $(0.93)            $0.18           $(0.41)          $0.51
Extraordinary item                                              (0.06)            --               (0.07)          --
Cumulative change in accounting principle                       --                --               (0.13)          --
                                                         ----------------  ---------------   -------------   ------------
Net income/(loss)                                              $(0.99)            $0.18           $(0.61)          $0.51
                                                         ================  ===============   =============   ============
Common equivalent shares:
   Basic                                                    29,484            24,454           27,952            24,144
                                                         ================  ===============   =============   ============
   Diluted                                                  31,307            26,667           30,046            26,636
                                                         ================  ===============   =============   ============

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